Exhibit 99.2

CORPORATE PARTICIPANTS
Kristina Cashman	P.F. Chang’s China Bistro, Inc. — CFO
Bert Vivian	P.F. Chang’s China Bistro, Inc. — President
Rick Federico	P.F. Chang’s China Bistro, Inc. — Chairman of the Board, CEO
Russell Owens	P.F. Chang’s China Bistro, Inc. — Executive Vice President President, Pei Wei Asian Diner, Inc
CONFERENCE CALL PARTICIPANTS
John Glass	CIBC World Markets — Analyst
Mark Kalinowski	Smith Barney — Analyst
Matt Defrisco (ph)	Harris Nesbitt — Analyst
Coralie Witter (ph)	Goldman Sachs — Analyst
Dennis Forst	McDonald Investments — Analyst
Janice Meyer	Credit Suisse — Analyst
Bryan Elliott	Raymond James & Associates — Analyst
Mark Sheridan	Johnson Rice — Analyst
Eric Wold	Merriman Curhan — Analyst
Marcos Kaminas	Standard & Spoor’s — Analyst
Ashley Reed	Bear Stearns — Analyst
Paul Westra	SG Cowen — Analyst
John Nevanco (ph)	J.P. Morgan — Analyst
Dean Haskell	JMP Securities — Analyst
Peter Park	Park West Asset Management — Analyst
Michael Novak	Frontier Capital — Analyst

PRESENTATION

Operator

Good morning and welcome to P.F. Chang’s fourth quarter 2003 earnings release conference call. All lines have been placed on listen-only mode until the question-and-answer session. Today’s call is being recorded. If you have any objections you may disconnect at this time.

I would now like to turn the call over to Ms. Kristina Cashman, Chief Financial Officer. Thank you. You may begin.

Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO

Thank you and good morning everyone. And thanks for joining us for our fourth quarter conference call. With me today is Rick Federico, our Chairman and CEO, Bert Vivian, President of P.F. Chang’s China Bistro, and Russell Owens, President of Pei Wei Asian Diner.

In today’s call we will summarize the results for our fourth quarter, as well as our 2003 full year results. And we will provide our latest thoughts on 2004. After we’ve finished our formal remarks we will open up the call to address any questions that you might have.

Let’s first get some of the routine items out of the way with a few comments regarding the nature of information we will be discussing on this call. The majority of this call deals with forward-looking information. The accuracy of this information is subject to a number of risks and uncertainties that may cause our actual results to differ from our expectations. A more complete discussion of these risks and uncertainties can be found in our periodic filings with the SEC.

With that behind us, let’s talk about the fourth quarter. As we previously reported, our revenues ended up at $151.3 million, a 31% increase over the fourth quarter, 2002. Sales at our Bistro units accounted for $134.6 million of the total, while sales at our Pei Wei units accounted for $16.7 million of the total. At quarter end, 71 of our Bistros had been open for at least 18 months or about 73% of our entire system. These comp stores were up 3.8% for the fourth quarter. The majority of the 3.8% increase was the result of an increase in guest traffic at our restaurants, with roughly 1% coming from a price increase implemented in the first quarter of 2003.

As for Pei Wei’s revenue results, we ended up about $600,000 shy of our forecast. This was primarily the result of falling short of some of our existing store sales forecasts, due in large part to higher than anticipated fluctuations during the holiday period. As well as slower starts than anticipated at a couple of our new stores opened in the fourth quarter.

The fourth quarter was a busy period from a development standpoint. We opened 7 new bistros and six new Pei Weis, as planned. Our new Bistro units were located in Portland, Oregon; Long Beach; Victor, New York outside of Rochester; Durham, North Carolina; Sacramento, California; and the Woodlands, Texas, outside of Houston. Our new Pei Wei units included four units in the Dallas area; an additional unit in the Denver area, which brings us to three in that market; and a new site in Pasadena, California.

As for profitability in the fourth quarter, we had anticipated that our restaurant cash margins at the Bistro would be around 19.5% for the quarter, up slightly from the third quarter. As it turns out, our Bistro margins came in above our expectations at 20%, due mostly to leverage on higher than planned sales volumes and lower occupancy costs, offset by higher commodity costs.

From a cost of sales standpoint, as anticipated, we continue to see pressure on a year-over-year basis just like we did last quarter. Our food and beverage costs were up a full 100 basis points year-over-year at the Bistro, due primarily to higher poultry and produce costs. Sequentially, our cost of sales was up about 20 basis points due to higher produce costs. Labor was down at the Bistro both year-over-year and sequentially by about 40 basis points, due primarily to sales leverage as well as lower Workers’ Compensation insurance costs given more favorable claims trends.

Operating costs at the Bistro were basically flat year-over-year and sequentially due primarily to sales leverage off of these items which are made up in part by costs that are fixed in nature, offset by slightly higher utility and repair and maintenance costs. As for occupancy costs, we continue to see a decline in these expenses on both a year-over-year and sequential basis due primarily to more favorable lease terms associated with our newer restaurants, sales leverage on the fixed portion of these costs, as well as slightly lower property tax expense.

Our Pei Wei operating results were just under our expectations for the quarter, with unit level profit margins coming in roughly at plan of 14.7%. Cost of sales were up significantly year-over-year at Pei Wei, similar to what the Bistro experienced. However, Pei Wei’s labor, operating, and other costs all were down on a year over year basis given the continued maturation of the system.

As we said many times before we continue to expect some level of volatility in Pei Wei’s financial results given its young age and small revenue base, but continue to be very pleased with the results from our Pei Wei team.

Now let’s talk about other costs for the quarter. While our solid revenue results generated a few extra dollars in restaurant operating income this quarter, we ended up giving it back in a few areas.

First, our G&A line. Our G&A costs ended up at $7.7 million, above our forecast of $7.4 million, due to a variety of items, including higher than planned legal costs resulting from our defense of various litigation in the state of California.

Secondly, we gave back about $300,000 in pre-opening costs at the Bistro. As we’ve discussed before, we opened up new Bistro units in 2003 at volumes well above our expectations. In order to ensure that our guests have a great dining experience starting on day one of those new unit openings, we insulated our opening units with additional hourly staff, management resources, and trainers. While we believe that this is the right approach for our guests, it has caused the pre-opening costs for these new stores to be higher than originally planned.

For all of 2003 our per-unit pre-opening cost averaged about $390,000 as compared to the $340,000 we averaged in 2002. While we believe we have opportunities to do a better job of managing our pre-opening costs at the Bistro, we also believe that our average cost per store will most likely end up closer to $375,000 per store in 2004.

The last line item in the fourth quarter that was higher than we had planned was our depreciation and amortization expense, which ended up at about $5.5 million, or $500,000 above our forecast. This was primarily the result of a $300,000 reclassification of losses on the disposal of assets at various units where we’ve gone back and upgraded the look of those stores. Previously we had recorded these amounts in our interest and other income line. However, we have deemed it more appropriate to record these losses in depreciation expense, as they do truly reflect accelerated depreciation expense on these items that we have replaced.

Our other income for the quarter, after the reclassification noted above, was minimal as expected. Minority interest expense was roughly in line with our forecast as was our tax rate, which ended up at 34%. If you recall, our prior year fourth quarter results included a $750,000 reversal of our operations incentive accrual, thus making year-over-year earnings comparisons slightly skewed.

Excluding the impact of that $750,000 reversal, our solid revenue performance for the quarter drove a year-over-year EPS gain of 20% despite commodity cost pressures as well as higher than planned G&A and pre-opening costs. When looking at 2003 in total, we started the year expecting to generate $535 million in revenues and $27.2 million in net income with an EPS target of $1.03.

As it turns out, our operations teams did a great job of growing sales at their businesses, which in turn generated $24 million more in revenues than we had planned with Bistro comps for the year ending up at 5.1%. We also saw unprecedented new store sales volumes at both of our concepts, with new Bistro units averaging $117,000 per week in 2003, and new Pei Wei units averaging $46,000 per week. These strong revenue results helped us generate $7.3 million more in restaurant-level operating profit than we had planned, despite rising commodity cost pressures in the back half of the year.

We did give up good portion of those restaurant-level profits back in 2003 with $2.5 million more in G&A costs and $1.3 million more in pre-opening costs. A portion of the higher than planned G&A costs resulted from legal costs on California lawsuits and Sarbanes-Oxley implementation costs. However, we also made some long-term investments in our people and facilities with the addition of the area partner position, as well as the hiring of several regional facilities and training personnel. We expect that these investments in our people will begin to pay off in 2004 and will continue to benefit us for some time to come.

Net-net our 31% revenue growth in 2003 equated to EPS of $1.06, slightly ahead of our original target of $1.03 and 31% over the previous year. As far as our balance sheet goes, we ended the year with about $50 million in cash. Our total cap ex for the year was $63.7 million, and our debt balance at the end of the year was $1.6 million.

Now let’s talk about 2004. First of all, we should remind everyone that fiscal 2004 will be a 53-week year for us versus our standard 52-week year given where the Sunday closest to the last day of the calendar year will fall in ‘04. Our last 53-week year was fiscal 1999. All of the estimates relating to 2004 that we will talk about include that extra week.

Our expectations for 2004 include 18 new Bistro units and 20 new Pei Wei units. Pei Wei’s new unit development will be fairly evenly spaced throughout the year. The Bistro’s new unit development schedule will be more front-end loaded than it has been in the past with approximately six units opening in the first quarter. Markets at the Bistro include a mix of new and existing markets while new units at Pei Wei will include six new markets, including Austin, Texas; Tulsa, Oklahoma; Albuquerque, New Mexico; San Antonio, Texas; and Sacramento, California; as well as further penetration in existing markets.

We expect the growth sales at our existing Bistro businesses by roughly 3% next year while our expectations at Pei Wei include 2% growth in existing units. These assumptions include price increases at the Bistro of roughly 1% and at Pei Wei of roughly 1.5%, both to be implemented in the first part of the second quarter. Through the first six weeks of this quarter, our comp store sales at the Bistro are up 3.9% and up 2.5% at Pei Wei. We fully expect to see various cost pressures in 2004, particularly in our commodities. Thus, our expectations are that both our Bistro and Pei Wei unit level margins will be down slightly in 2004 as compared to 2003.

As for other cost assumptions, we expect to leverage our G&A costs as a percent of revenues in 2004. Our pre-opening costs at the Bistro should come down on a per-store basis from what we saw in 2003 as we discussed earlier. Our minority interest expense, as a percent of sales, should come down a bit as well from 2003 as we buy back equity interest from our partners. And our tax rate should end up closer to 33.5% in 2004, given slightly higher FICA tip credits anticipated in 2004 as compared to 2003.

In summary, our consolidated revenue expectations for 2004 are $722.6 million, our net income estimate is $36.5 million, resulting in our EPS forecast of $1.36. This equates to a 29% increase over 2003. Included in these assumptions is a pretax profit at Pei Wei of about $500,000. Looking at our balance sheet for 2004, our cap ex should be around $65 million, which should be funded almost entirely by cash flow from operation, thus leaving us with about the same amount of cash at the end of ‘04 as we started the year with.

Before we open up the call for questions I’ll provide a brief update on the accounting for our partnership structure. As we stated in our press release, we contacted the SEC to discuss the accounting for our partnership structure in light of the SEC’s recent determination that Outback Steakhouse would be required to change the accounting for their partnership structure. As most of you know, our partnership philosophy is very similar to Outback’s. While we believe our current accounting practices pertaining to the partnership structure are appropriate, we have not yet reached resolution on this issue with the SEC.

If the SEC does, in fact, deem it to be more appropriate to account for our partnership structure under an accounting compensation model, rather than the partnership accounting model we have consistently used over the years, we could be required to revise and or restate certain information contained in the press release we issued this morning. We will continue to work towards a resolution with the SEC as soon as possible.

As we have stated before, we are committed to our partnership program as it has been instrumental for the success of our company thus far. Our structure was not born from accounting literature, but rather from years of operational experience. We will continue with our structure, as it exists today, regardless of whatever the resulting accounting treatment may be.

We will release our first quarter revenue results on March 31st and our first quarter earnings results on April 21st. That concludes our formal remarks, so at this time we will open up the call for questions.

Operator

Thank you. We will now begin the question-and-answer session. If you would like to ask a question please press star 1. You will be prompted to record your name. To withdraw your request press star 2. One moment, please, for the first question.

Thank you. Our first question comes from John Glass. And would you please state your company name.

John Glass - CIBC World Markets — Analyst

It’s CIBC World Markets. I guess I’d just start with the obligatory food cost question, which is how much have you locked in for ‘04 at this point? How much is floating? Can you give us some — a little more detail I guess on the specific commodities you’re seeing some pressures on?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Sure, John. Yes. Again, as we stated before, the back half of the year we certainly saw pressure on commodities as everyone in the industry did. Looking out into ‘04, we have locked in several of our major commodities. Shrimp, as an example. Shrimp is in our seafood line which comprises about roughly 20% of our total food costs. We’ve locked that in, and shrimp costs fortunately look to be favorable to what they’ve been in ‘03.

We’ve also locked in our beef, our rice, and something a little new for us, we have for a portion of our system, we’ve locked in some pricing on our chicken as well as our produce, or at least some items within our produce. Chicken is one area that we have again, as we stated earlier, seen year-over-year increases in. Chicken is up, certainly, from where it has been in the past and we expect to the continue to be up in ‘04 on a year-over-year basis.

Produce is an area where we’ve seen some swings as of late, particularly in the lettuce area. And again, on a year-over-year basis looking out into ‘04, we expect those costs to continue to be up from what we saw, certainly in the first part of ‘03, but even potentially of what we’ve seen recently here in the back half of ‘03.

John Glass - CIBC World Markets — Analyst

If I could sneak a second one in, I think you’ve been taking reservations at most if not all of your restaurants for a couple quarters now and I wonder if I could talk about how that’s changed your business mix, has it increased capacity utilization, and maybe if you’ve lost any offsetting bar business from it?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hey, John, it’s Bert. We actually rolled out reservations across the Bistro system late third quarter, early fourth quarter of last year on a system wide basis. I think generally speaking what we have seen is that it’s been a win for our guests certainly to be able to call ahead and have some certainty about being able to get a table at the Bistro. It’s actually been a win for our employees, particularly our host staff. It’s just taken a lot of pressure off the front door. At the end of the day, in — certainly our goal was to provide a win for our guests and our employees. We felt that it would be good for our business. Thus far we haven’t seen any significant moves with respect to our overall revenue line.

As we reported our revenue for the fourth quarter we saw strong comp sales growth that has continued into the first quarter. In terms of our bar business, it really hasn’t moved that much. I know there’s been some concern that we would see a decline our overall liquor mix. That really hasn’t happened.

We could speculate as to why that might be, but I think the fact of the matter is generally speaking for example, if I’m gonna go out and have dinner with my bride, I’m gonna probably have one or two glasses of wine. And that really doesn’t matter whether or not the experience is going to be a one-hour experience or a two-hour experience. So I think that by and large that explains a little bit of what we’ve seen thus far in terms of our guests waiting for a shorter period of time at our restaurant. At the end of the day we wanted to improve the guest experience and I think at least thus far we’ve seen that.

John Glass - CIBC World Markets — Analyst

Great. Thank you.

Operator

Thank you. Our next question comes from Mark Kalinowski. Please state your company name.

Mark Kalinowski - Smith Barney — Analyst

Hi. Smith Barney. Two questions. First, just wanted to get the general thoughts on the outlook for a possibility of a third restaurant concept at some point in time. Second, just want a clarification. In terms of the 2004 EPS outlook of $1.36, what portions of that represents earnings that are solely due to the extra 53rd week.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman of the Board, CEO

you want to take the second one, I’ll do the first?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Sure. Hi, Mark. As far as the piece that relates to the extra week, you know, again, we had talked about previously without the extra week we were looking at a $1.32. Clearly, couple things since then. One is, I would say that certainly, two or three pennies is probably a reasonable estimate as to what that extra week might entail. Since then, obviously, we’ve revised our forecast to $1.36 to include that extra week, but it also includes our — just a better outlook of what the ‘04 picture looks for us for the entire year.

Mark Kalinowski - Smith Barney — Analyst

Okay.

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman of the Board, CEO

Mark, this is Rick. With regards to the development or the acquisition of the third concept, I think it’s fair to say that we have been very consistent in terms of our longer term view that we felt we could continue to be significant players in the Asian segment, and any thoughts that we might give to the development of an additional business would more than likely be — would be Asian. We’re very comfortable with the direction that the Bistro has taken and we’re also very comfortable with the direction that Pei Wei has taken, but at this point in time we don’t have any specific plans or anything specific to speak about with regards to what the next leg of the stool might look like. That doesn’t mean we haven’t given it some consideration and sort of kicked it around the table a little bit, but at this point time we don’t have anything meaningful to speak about.

Mark Kalinowski - Smith Barney — Analyst

Thank you very much.

Operator

Thank you. Our next question comes from [Matt Defrisco]. Please state your company name.

Matt Defrisco - Harris Nesbitt — Analyst

Hi. Harris Nesbitt. Kristina, a question I guess, looking at your assumptions for the average weekly sales they seem relatively conservative, especially at Pei Wei. At the first quarter, the 42.1 that you have in your model, for helping us to get to your forecast implies nearly 6% decline, yet you’re trending at a 2.5% same-store sales number. Can you give us a little detail on that? Is that a slow opening that you’ve already gotten out of the gate, or is this presumption that you will have some pretty slow conservative opening schedules?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

No, really, that’s a reflection of what our estimates are for new store unit volumes in ‘04 at Pei Wei. We expect new stores to open up somewhere around $30,000 a week and build from there. And so on average, in our forecast for new stores, you’re looking at somewhere around $34,000 a week. Clearly that’s below what we saw our new store unit opened up at into 2003. Like we talked about a little earlier, we saw unprecedented new store volume openings for Pei Wei in ‘03. We do not have those kind of numbers built into our forecast for 2004.

Matt Defrisco - Harris Nesbitt — Analyst

Okay. And then if I can get another one in there, knowing that you have a little bit of a higher commodity pressure or continuation of some commodity pressures here and seeing some of the trends from the other brands taking 2% or plus 2% pricing, is it out of the question that you might revisit in the middle of the year or is this 1% price increase going to be carried out? How should we look at that without giving us too much competitive information?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hi, this is Bert. With respect to the Bistro, I think that, as we look at pricing for ‘04, our anticipation is that we’ll take one swing at the ball. And, again, that will probably be at the very tail end of the first quarter, early in the second quarter, and we don’t anticipate raising prices at the Bistro more than about 1% or so.

Matt Defrisco - Harris Nesbitt — Analyst

Okay. Thank you.

Operator

Thank you. Our next question comes from [Coralie Witter]. Please state your company name.

Coralie Witter - Goldman Sachs — Analyst

Hi. Goldman Sachs. Wanted to get a little bit more detailed information on Pei Wei. You have a lot of details by class of restaurants, but could you walk through the differences in the average weekly sales levels for restaurants that are in brand-new markets versus restaurants that are being added to existing markets?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

Sure. This is Russell. I don’t have the specific numbers, but the more restaurants we have in a market, not necessarily how old they are, but just in terms of the sheer numbers of restaurants in a market, is the best indicator for the volume. So our volumes are highest in Arizona and Dallas, followed by Houston, and then down to markets that just have one or two restaurants in them. And a phenomenon that we’ve seen is about the fifth or sixth restaurant in those markets, we see openings at a little higher rate and sort of a rising tide in the restaurant volume. I think we attribute it to just, sort of, a the brand awareness in the market.

Coralie Witter - Goldman Sachs — Analyst

Okay. So that’s —.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

In terms of opening volumes we haven’t seen any significant differences by market. The first store in the Dallas market opened very similar to the first store in the Denver market, opened very similar to the first store in the Houston market, et cetera. Does that answer your question?

Coralie Witter - Goldman Sachs — Analyst

I think so. I just want to make sure I understand correctly. So the opening volumes are similar in all markets, but the ones in your existing markets, they build faster? Am I understanding that correctly?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

In the markets with more penetration, in terms of number of units, the openings start at a higher level, starting about the fourth or fifth restaurant. And the overall average weekly sales in those markets are higher than the markets that just have one or two restaurants in them currently.

Coralie Witter - Goldman Sachs — Analyst

I see. Okay. And that’s what drives the desire to have greater density.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

Yes.

Coralie Witter - Goldman Sachs — Analyst

Thank you very much.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

Uh-huh.

Operator

Thank you. Our next question comes from Dennis Forst. Please state your company name.

Dennis Forst - McDonald Investments — Analyst

Yeah, McDonald Investments. Good morning.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Good morning.

Dennis Forst - McDonald Investments — Analyst

Kristina, can I ask a little more clarification on the G&A? The Bistro G&A, and the fourth quarter I certainly understand, but for the year Bistro G&A was up about almost 40%, which was about $7 million. Part of it is obviously more stores, more supervision, and just trying to understand what else was in there to cause that to increase so much.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hey, Dennis. This is Bert. I’ll answer that since it’s my baby. A good portion of, as we talked all along this year, we’ve invested back in our business. And I think Kristina talked a little bit about the additional infrastructure almost on a market basis or regional basis, [inaudible] behind just the overall operation supervision, training, and from a facilities standpoint. So that’s clearly one piece of it, and a fairly significant piece. We will not add that same type of infrastructure in ‘04. We hope to leverage that infrastructure in ‘04 and forward. Consequently I think we’ll see a little relief from our overall G&A pressure, certainly as a percentage of sales in ‘04 from that standpoint. The other piece of it, Sarbanes-Oxley, which was not a cheap endeavor for anyone; $0.5 million, $0.75 million in terms of additional cost with respect to Sarbanes-Oxley. Certainly some of that will continue as we move forward in ‘04 but not to the same extent we saw in ‘03. The third piece happens to do with the wonderful state that you live in, and the litigious nature of that state, and I would love to say that’s gonna change, but human beings what they are, my guess is that won’t be the case particularly the — well I’ll leave it at that. I don’t want to get myself in trouble. My guess is we’ll continue to see those types of things that pop up in California.

Dennis Forst - McDonald Investments — Analyst

Are those Workers’ Comp issues or what kind of issues are those?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Asinine issues, actually. [LAUGHTER] But they do relate to operations in our restaurants.

Dennis Forst - McDonald Investments — Analyst

Okay. Maybe we’ll talk about that another time.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Yeah. [LAUGHTER]

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Our [worker’s compensation] is higher in California, as well.

Dennis Forst - McDonald Investments — Analyst

What’s higher? I’m sorry. Kristina?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Well, you asked if it was Workers’ Compensation and that’s not what’s driving the G&A, but clearly even in the state of California Workers’ Compensation costs are much higher in that state than any other state.

Dennis Forst - McDonald Investments — Analyst

Okay and I had a question for Rick. I’ve noticed that the Pei Wei store margins are running around 16% versus Bistro’s 19.5%. Is there a point in time when the Pei Wei’s are gonna get up close to that 19, 20% number?

Rick Federico - P.F. Chang’s China Bistro, Inc. — Chairman of the Board, CEO

Dennis, actually, I choose to look at it more on a return on what we’re investing in the businesses, and as Pei Wei continues to mature, it is approximating similar returns that we’re getting at the Bistro. I don’t think it’s reasonable for Pei Wei to get to the 19.5% restaurant margin level. Although we do continue to expect that we’ll see improvements in that line as Pei Wei continues to mature.

Dennis Forst - McDonald Investments — Analyst

Okay. Thank you.

Operator

Thank you. Our next question comes from Janice Meyer. Please state your company name.

Janice Meyer - Credit Suisse — Analyst

Hi. Credit Suisse. On Pei Wei, two questions. One is, can you give me a sense for where you think the visits are coming from? Why are people going to Pei Wei? Is it instead of casual dining? Do you think it’s instead of mom-and-pop Chinese? Trading up from fast-food? And please don’t say a little of all three.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

[LAUGHTER] I was going to say yes, yes, [you have the] third piece of the puzzle.

Janice Meyer - Credit Suisse — Analyst

[LAUGHTER] Yeah. Something a little more specific than that. My second question also sort of goes to the average weekly sales. Do you find your predictability at Pei Wei better or worse or no different in markets that you go in where you have a Bistro and presumably understand that market? And excuse me, if no Pei Wei’s are in any markets where [inaudible] no Bistros, but I didn’t know Victor was actually Rochester. So I don’t know a lot of the names of the towns. Just in terms of the predictability, you’ve More than 30 now. When you first opened these you really weren’t sure where they were going to open. Now you’ve got more than 30. What do you think, sort of, your standard deviation is on predicting opening levels at Pei Wei? Sorry. Do you want to go back to the where are the sales coming from? [LAUGHTER]

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

On the first question, our sense is and this year we have planned pretty extensive consumer research to find better answers to those — to the questions of who our best customers are, and what kind of attributes they like about our niche and our brand, and how we perform in those attributes, as well as get a better understanding of our trade areas and who’s using us so that we can become more predictable in future site selections. So that’s on the plans for ‘04 and hopefully we’ll have more empirical evidence and data to support that. Our sense is that it’s casual dining customers — are the best Pei Wei customers. It’s probably — it may be a little broader into the fast-food group than the upper end casual dining for sure, but I think for now our customers are the same customers that are eating at Chili’s, Outback, Applebee’s, all the casual dining players. It is more of an eating versus dining occasion, it’s more skewed to lunch, it’s more skewed to take-out. It’s — looking for the similar quality food without the rest of the experience and a little faster process in terms of getting to the food and eating the food.

Janice Meyer - Credit Suisse — Analyst

And in terms of the predictability, is it materially better or no different if you go into a market where there’s a nearby Bistro?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

We haven’t been to a market yet where there isn’t a Bistro.

Janice Meyer - Credit Suisse — Analyst

Right. That’s what I figured.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

I think the predictability gets better as we add Pei Wei’s to the market. And I think — so the standard deviation is still wider than we’d like it to be but it’s getting better, and I would say our ability to predict revenue in Dallas and Arizona and Houston is better than it is in southern California and markets that we’re going to open, some of the newer market this year, because we do get a better sense for the trading patterns and who our clientele is and how they’re using it in those market. And that’s a goal of ours again this year is to narrow that band hopefully by not having any on the low end of it, just narrowing the band by raising the bottom end up a little bit.

Janice Meyer - Credit Suisse — Analyst

Right. Thank you.

Operator

Thank you. Our next question comes from Bryan Elliott. Please state your company name.

Bryan Elliott - Raymond James & Associates — Analyst

Good morning. Raymond James. Just a couple of follow-up questions. The commodity mix at Pei Wei versus bistro, ignoring the alcohol component, I would assume that they’re fairly similar. Is that a correct assumption?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President - President, Pei Wei Asian Diner, Inc

Well, not exactly. We’re not as dependent on seafood. We only have shrimp and scallops, so the favorable pricing in terms of shrimp in the contract has a bigger positive impact on the Bistro than does it Pei Wei. We are skewed more towards chicken, so the rising chicken prices has a bigger negative impact on Pei Wei than the Bistro, and that’s part of the reason that we’re taking a 1.5% price increase and they’re only taking a 1% price increase. But Most of the other things are fairly comparable.

Bryan Elliott - Raymond James & Associates — Analyst

Okay. And how far out in ‘04 are we, or what percentage? You said some fresh chicken is contracted for. Can you give us a feel for either magnitude, or is it most of the first half, and uncovered for the second, or are we at 40% for the year, or some feel for timing and magnitude there?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Yeah. Bryan, I’d say probably about three-fourths of our system is contracted in chicken for the balance of ‘04.

Bryan Elliott - Raymond James & Associates — Analyst

Okay. On the Pei Wei margin question, you mentioned, you’re not likely to see Bistro level margins but the ROI’s are where they are. I assume, one, from an ROI standpoint that you’re using fully capitalized investment costs to calculate that ROI?

Unidentified

Yeah. We calculate them both exactly the same way, Brian.

Bryan Elliott - Raymond James & Associates — Analyst

Yeah. And what is the maturity margin, sort of target at Pei Wei again? Is it more like — you’ve given me that number and I don’t have it with me. That’s like it was 17ish, 18ish kind of range? So closer, but not there, obviously, right? Somewhere half where in between where we are now and where Bistro is, something like that?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Right. We expect it over time to be probably a good 200 more basis points below the system average that we’re currently seeing at the Bistro.

Bryan Elliott - Raymond James & Associates — Analyst

So — all right. Fair enough. And last question, regarding the SEC. Are they — would you characterize your discussions as having been active or are they just behind and you kind of knocked on the door and they said, “Go away, come back later, we’re busy,” or are there some points of differences between the circumstances that they’re deliberatively studying?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

As we said before we initiated our contracts with the SEC and those discussions are ongoing. Like I said we hope to have resolution to those points as soon as possible, but right now they’re just ongoing discussions.

Bryan Elliott - Raymond James & Associates — Analyst

Fair enough. Thank you.

Operator

Thank you. Our next question comes from Mark Sheridan. Please state your company name.

Unidentified

He hung up.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Mark?

Mark Sheridan - Johnson Rice — Analyst

Can you hear me?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Hello, Mark.

Unidentified

Now we can.

Mark Sheridan - Johnson Rice — Analyst

Okay, I’m sorry. Kristina, for you first on depreciation and amortization, it leveraged a little bit in the first half of the year but was up modestly in the third quarter and obviously more dramatically here in the fourth quarter with your comments in terms of the reclassification I understand that a little bit better. But with the — with the average volume growth that you saw last year, normally without the reclassification we might have expected that item to leverage a little bit. Do you expect that reclassification to impact ‘04, or could we see a little leverage in depreciation this year?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

We will have ongoing losses on disposal of assets in ‘04 just like we’ve had in ‘03 because in certain stores we will go in and, again, one of our focus areas is to make sure that we keep our Bistros and Pei Weis looking fresh. And that sometimes requires to us go into some of those stores and replace some things that maybe didn’t last quite as long as we had expected them to. So in ‘04, — but we already have some of that estimated into our ‘04 forecast. So we fully expect to have some of that ongoing, which will impact our depreciation line a little bit. But, yes, you’re right. With continuation of our growth in sales, we’d like to see a little bit of leverage on that line. But at the same time, like I said, I think there will be ongoing costs as it relates to going back and replacing and keeping our restaurants looking fresh and updated.

Mark Sheridan - Johnson Rice — Analyst

But in short your building costs haven’t changed materially? Your investments in equipment or your depreciable items, there’s no meaningful changes in any of those categories?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Nope. We’re still spending right around $2.4 million or so in cash on average at our Bistros, fully capitalized around $3.5 million at our Bistros , and same with Pei Wei. We’re on target with our $750,000 cash investment at Pei Wei and our fully capitalized cost there is around $1.3 million. So, no, there hasn’t been any change to that.

Mark Sheridan - Johnson Rice — Analyst

And Bert, more so for you than Russell on this, but retention levels for management at the — at all the partner levels?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

At the Bistro, Mark, our retention levels continue to be very, very high. Turnover at the partner level is virtually nonexistent.

Mark Sheridan - Johnson Rice — Analyst

Okay. Thank you.

Operator

Thank you. Our next question comes from Eric Wold. Please state your company name, sir.

Eric Wold - Merriman Curhan — Analyst

Hi. Good morning. Merriman Curhan. Most of my questions have been answered. Just a quick one. Original guidance for Bistros for this year was 16 to 18. What changed to solidify that at the high end? And, then, I know you haven’t given guidance for next year, but what should we assume for going forward as a reasonable growth rate? Something in the high teens?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Sure, Eric. This is Bert. As we laid out — as we looked at this year, not too dissimilar from ‘03, the real estate pipeline for the Bistro is locked in obviously for this year, for ‘04. We’re basically done for ‘05 and now working on ‘06. It is a fluid pipeline in the sense that deals come and deals go, and as we looked at this year we think with that pipeline it looks to be somewhere around 18 units. And that seems to be a number that we’re going to be comfortable with as we kind of push forward. As we look into ‘05 I would not see that we’ll do something too different from that. Some of the infrastructure we put into place last year in ‘03, from an operational standpoint, gives us confidence that we can execute against an opening unit schedule of 18 or 19 units. And so I think that as you push forward, I think that’s probably a reasonable number to assume.

Eric Wold - Merriman Curhan — Analyst

Perfect. Thanks. I appreciate it.

BERT VIVIAN - P.F. CHANG’S CHINA BISTRO, INC. — PRESIDENT You bet.

Operator

Thank you. Our next question comes from Marcos Kaminas. Please state your company name.

Marcos Kaminas - Standard & Spoor’s — Analyst

Standard & Spoor’s. Most of my questions have been answered, as well. Basically, I wanted to get more color on what you’ve learned at Pei Wei and you’ve pretty much talked to that. Is there anything you haven’t mentioned?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Hmm — .

Marcos Kaminas - Standard & Spoor’s — Analyst

All you’re learning in terms of geography, placing the stores, lunch versus dinner, I was curious about.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

I think one of the things we learned, really in the fourth quarter, was sort of the trading patterns around the holidays. Part of our revenue shortfall in the fourth quarter was driven by just not having a base of mature stores to understand sort of the drop-off that we experienced in the two weeks around — the week around Thanksgiving and the week around Christmas and those holidays. Again, my background is casual dining, and that weekend is a real strong weekend for casual dining. It’s a real poor weekend for Pei Wei.

Some of that is intuitive because people are off work and you don’t have lunch, you don’t have business lunches, which are the — not the entertainment lunches, but the regular business lunches. And we don’t have that audience for those two to three days because generally the day before both Thanksgiving and Christmas, businesses seem to shut down. But then the following — the weekend after that we saw a meaningful drop in business versus the preceding week and versus the subsequent week. We just didn’t predict very well that we have learned and will on a go-forward basis. But business bounces back the next week. It’s just that Wednesday, Thursday, Friday, Saturday, Sunday of those holiday weekends like that we drop off pretty significantly.

Marcos Kaminas - Standard & Spoor’s — Analyst

At Pei Wei, the same-store sales are trending 2.5%, you said, so far this year?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Um-hmm.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Um-hmm.

Marcos Kaminas - Standard & Spoor’s — Analyst

And the guidance for Pei Wei and your level of confidence [and your] deviation on that comp store growth?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Guidance, I believe, Kristina mentioned 2%. We think that there are a couple locations we’re going to be opening in the balance of ‘04 that we know are going to cannibalize a couple of existing restaurants, and that’s really the difference in the current trends versus the forecast for the year.

Marcos Kaminas - Standard & Spoor’s — Analyst

Can you repeat the cap ex guidance?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

For ‘04?

Marcos Kaminas - Standard & Spoor’s — Analyst

Yeah.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

We expect to spend right around $65 million in cap ex in ‘04.

Marcos Kaminas - Standard & Spoor’s — Analyst

Okay. Thank you.

Operator

Thank you. And, once again as a reminder, if you’d like to ask a question please press star 1. To withdraw your question you may press star 2. Our next question comes from Ashley Reed. Please state your company name.

Unidentified

Ashley?

Ashley Reed - Bear Stearns — Analyst

Oh, sorry. Didn’t know I was live. Ashley Reed from Bear Stearns. I’ve got a couple of questions. First on Pei Wei. You had the two soft openings in the fourth quarter and I think the one in Dallas you thought it was seasonal, and then Pasadena you were concerned that people may not have actually known there was a new restaurant. I’m wondering how those — both of those restaurants had done year to date, if you’d seen any real pick up in sales?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

We have seen pick up in sales. The Pasadena location opened the week of Thanksgiving, and you couldn’t possibly pick a worse time to open, based on what I just said in the last question, in terms of awareness of Pei Wei. So it started at a lower volume than we typically expect. It is building along the same trend line, and so we’re very pleased in where that’s going. The Dallas opened — I’m not sure which one you’re referring to —.

Ashley Reed - Bear Stearns — Analyst

I thought there was one that was soft. I don’t know which one it was.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

It was — I think it was the Denver location. We’ve seen that one also increase, but they’re still — they’re not increasing at a greater rate, in other words to catch up, but they’re increasing week to week at rates that we’re very happy with.

Ashley Reed - Bear Stearns — Analyst

Okay. And then also on Pei Wei, you’re opening in a lot of new markets this year. I think you said six. And that’s kind of a different strategy than you’ve been pursuing over the past couple of years. I’m wondering, what’s behind that? Is it just trying to see where else the brand can go, or have your thoughts changed at all about how many Pei Weis you can open in existing markets?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Our thoughts really haven’t changed. It’s primarily just the way the development schedule shook out for ‘04. We would have liked to have had a couple of new big markets come on line in ‘04, and they’re gonna probably come on line in early ‘05 or at the very, very end of ‘04. And it’s a strategy of taking advantage of our existing partnership infrastructure and going to places like Tulsa and Albuquerque, which are new markets in the sense that Pei Wei isn’t there, but they won’t be new markets in terms of our infrastructure and adding people. So we get to leverage our G&A infrastructure, take advantage of that and continue to grow the brand, and then continue to fill out southern California, Dallas, Houston, a lot of openings in Houston this year to get it to levels, in terms of number of restaurants, comparable to Dallas and Arizona. So our strategy really hasn’t changed. A little bit driven by wanting to see how we’ll perform in sort of that next level of markets like Tulsa and Albuquerque, San Antonio, and Austin, Texas, that aren’t sort of top-ten major DMA’s’s of the world, but solid restaurant towns.

Ashley Reed - Bear Stearns — Analyst

All right. Thanks. And then, just a quick question on the Bistro. I was wondering how your gift card sales did over the holidays.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

We did sell a few gift cards over the holiday season. I think on a year-over-year basis looking at stores that were open prior to the beginning of the holiday season in ‘02, they were up around 15% in ‘03. So very strong gift card sales for us this past holiday season.

Ashley Reed - Bear Stearns — Analyst

Okay. Thank you.

Operator

Thank you. Our next question comes from Paul Westra. Please state your company name.

Paul Westra - SG Cowen — Analyst

Great. Thank you. SG Cowen. Got a couple of questions on Pei Wei first. Can you talk — I think your ‘04 pre-opening expense guidance is about 125 a unit versus about 100 in ‘03. What is the difference between the two? Are you doing anything different for the openings? And also on Pei Wei, longer term what is — any change in your media philosophy as you’ve grown markets? Are you looking to maybe do a little bit more formalized or aggressive marketing or media advertising campaigns?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Paul, on the pre-opening it’s driven — the increase or the average is driven by the fact that we are opening these restaurants in sort of new markets more remote, the Tulsa’s, Albuquerque’s of the world and that’s a more costly pre-opening. Those average closer to $140,000 per restaurant versus a Dallas or a Phoenix opening. It’s just the weighting of that, this year versus — not striving at. We’re not forecasting any increase in the average on a comparable basis. We’re not doing anything any differently for the pre-opening.

And on the media we really haven’t changed our view on that either. We brought on someone in charge of brand development and management at the tail end of ‘03. And he has a lot of initiatives on his plate in terms of doing some market-wide media, print, direct mail, exploring all the options. But nothing is planned for currently and nothing is baked into any of the forecasts we have.

Paul Westra - SG Cowen — Analyst

And what’s that expense in ‘03? I know it’s minimal.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Dollars, I don’t know. We probably did a half-dozen direct mail drops. I think we probably got twice that many baked into ‘04. So a dozen mail drops.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

The costs are pretty minimal.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

The costs are, on average, five grand a location. So it’s pretty minimal.

Paul Westra - SG Cowen — Analyst

Great. And then just one question on the Bistro. The facility reviews that led to some of the accelerated depreciation, can you remind us what those were and do you expect that to be once every few years or is that an annual sort of review?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Yeah, Paul this is Bert. We constantly go through our restaurants and look at the wear and tear of — as an example, booth fabric on our booths. And the fact is in some our restaurants, because of the volumes that we’re driving there, there’s just a little bit more wear and tear than we had anticipated early on. So we’ll go ahead and be proactive in those types of situations and replace that booth fabric. You can make the same type of statement about a number of things that are in the front of the house in our restaurant. My guess is that we will continue to see those types of things. We certainly, from a strategic standpoint the look and feel of our restaurants is very important to us. We spend a great deal of time on the ambiance and we will simply continue to do that.

Paul Westra - SG Cowen — Analyst

Great. Thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question comes from [John Nevanco]. Please state your company name.

John Nevanco - J.P. Morgan — Analyst

Yeah. Hi. [inaudible] from J.P. Morgan. Actually the question was on the P.F. Chang’s development schedule. Obviously you’re getting off to a very good start in 2004, and certainly 18 units for the whole year is very respectable. But where would you say at this point in the maturity of your company and the maturity of the concept itself in terms of the supervision, the available managers, certainly the money, the available sites, and when —. Or maybe, I guess at this point, why we couldn’t expect to see that number go up as we go throughout 2004 and into 2005, especially as you seem to have a fairly open-ended opportunity in the near term? Thanks.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Sure, John. This is Bert. I’m a slow learner and the fact is, is that we’re not racing anyone in terms of trying to hit any particular markets. We like the pace of growth at the Bistro. We have nudged it up over the last few years, but again, it’s a rate of growth that we’re comfortable performing at.

We feel we have a high degree of confidence in being able to execute that growth. At the same time it’s not a rate of growth that causes our operators to forget about the existing stores under their wings. Our business now is about 101 restaurants strong. We want to make sure we pay attention to those 101 is restaurants and not lose sight in trying to develop the concept too far and too fast. We believe we — we’re still early in the game in terms of the development of the Bistro, and we’re gonna take a very, somewhat, methodical approach to that.

John Nevanco - J.P. Morgan — Analyst

And Bert, could you point out to a single bottle neck or even two as to why? I understand, just kind of philosophically, but is that the one thing you would really like to stick with?

BERT VIVIAN - P.F. CHANG’S CHINA BISTRO, INC. — PRESIDENT It’s not — we’re not limiting our development because of potential bottlenecks per se. We’re putting a self-governor on that, and that’s probably born out through the bumps and bruises that we’ve had in previous lives as we’ve learned this business and continue to learn about this business. I think it’s a very steady pace that I think is in the best interest from our employees and it’s also in the best interest to our shareholders.

John Nevanco - J.P. Morgan — Analyst

Okay. Great. Thanks.

Operator

Thank you. Our next question comes from Dean Haskell. Please state your company name.

Dean Haskell - JMP Securities — Analyst

JMP Securities. Question I have for you, Kristina, is your occupancy expenses you mentioned in your opening remarks have fallen as a result of lower taxes. With state and local budgets under pressure do you see any regions or any localities, markets, where you might see real estate taxes going up?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Hi, Dean. Actually, the primary driver of our more favorable occupancy costs really is better lease terms from our newer restaurants, as well as sales leverage that we’ve gotten off of those items that are fixed. Now the property tax in particular for this past quarter impacted our occupancy costs, but again, that’s not the primary reason that we’ve seen better occupancy costs. And again, with property taxes in general, that’s a cost that in any given period of time, any given quarter, we get assessments from our property taxes that can be slightly above or slightly below what we’ve previously estimated that to be. Oftentimes is the case that they are above what we’ve estimated, but we were fortunate here recently to have a few break in our favor. But that’s not the primary driver of our year-over-year declines in our occupancy expense. It’s better lease deals.

Dean Haskell - JMP Securities — Analyst

Okay. Well, congratulations on your real estate team. A question on the asset replacement. Other than booths what is the major type of asset that’s being replaced in either the front or the back of the house?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Dean, this is Bert. There’s a number of items. And I wouldn’t necessarily be specific on any one item, per se. If we decide to go in as an example, and refurbish one of our bars, again, due to wear and tear, we will write off the old asset and bring on the new asset. But there’s not — we don’t have a specific program, per se, where we’re sweeping the country and replacing any particular fixture at this point in time. We do have ongoing maintenance programs that relate to all of our equipment, and certainly this equipment over time wears out and we go through the process of replacing that. But again, there’s no one specific thing that occurred in ‘03 nor do I think there’s going to be anything in ‘04 necessarily that I’d speak to.

Dean Haskell - JMP Securities — Analyst

[Jeff], thank you very much.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question comes from Dennis Forst. Please state your company name.

Dennis Forst - McDonald Investments — Analyst

Yeah. McDonald Investments. Just wanted to follow up on cost of sales, get an idea of what might the basis point change could be in the year? Is it going to group 10 basis points? Is it going to go up 50 basis points? What kind of guess have you got there, Kristina?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Guess is an interesting word.

Dennis Forst - McDonald Investments — Analyst

Okay. Well, tell me exactly what it’s going to be, then. [ LAUGHTER ]

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Guess is — guess is a good word. Guess is a good word. But, you know, clearly in the back half of ‘03 we saw pressure in many of our major commodities, and I don’t think what we’re — what we’re expecting in ‘04 is probably not too dissimilar from what we saw, the back half of ‘03.

Dennis Forst - McDonald Investments — Analyst

Yeah, okay — .

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

DENNIS, THIS IS BERT.

Dennis Forst - McDonald Investments — Analyst

Yeah?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I would say that as we look at — if you look at our major line items, cost of sales is clearly one where we’re gonna feel pressure. At the Bistro, at least, I think labor and operating — they’re gonna be pretty much a push. We hope. And occupancy, for the year, ‘04 versus ‘03, you know, I think we may see maybe a little leverage, but not a great deal. So the answer to your question is, we do believe there’s gonna be pressure at the restaurant margins at the Bistro and most of that is being driven by cost of sales.

Dennis Forst - McDonald Investments — Analyst

And you’re talking corporate when you’re talking about pressure and margins, not just Bistro or —?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

We’re talking about the Bistro.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Unit Level.

Dennis Forst - McDonald Investments — Analyst

Unit level at the Bistro.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Correct.

Dennis Forst - McDonald Investments — Analyst

Okay, and then the other question. I wanted to get a clarification on Pei Wei new markets. I certainly understand San Antonio, Austin, Sacramento, they’re just kind of geographic extensions, but why Albuquerque and Tulsa? They’re not that far from Texas, but have you been particularly successful with Bistros in those markets? Do you have someone very strong that you want to put in a management position there? Why those two markets this year?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

I think those two markets fall in that category we want to know how we perform in those markets. There are strong Bistros in those markets and we want to see how Pei Wei does in sort of a more mid-size market. It’ll also give us over time, not in ‘04, but over time we’ll develop sort of a penetration model for those markets and how many we could expect to do.

Dennis Forst - McDonald Investments — Analyst

Okay. And those two market were specifically picked because of the Bistro success in those markets?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

That combined with being able to leverage existing infrastructure, geographically they could be managed out of Dallas or Colorado or Arizona very efficiently.

Dennis Forst - McDonald Investments — Analyst

Okay. And will Sacramento have a new market partner?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

No, it will not.

Dennis Forst - McDonald Investments — Analyst

That will be out of southern California?

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Yes, sir.

Dennis Forst - McDonald Investments — Analyst

Okay. Great. Thanks.

Russell Owens - P.F. Chang’s China Bistro, Inc. — Executive Vice President — President, Pei Wei Asian Diner, Inc

Sure.

Operator

Thank you. Our next question comes from Matt Defrisco. Please state your company name.

Matt Defrisco - Harris Nesbitt — Analyst

It’s Harris Nesbitt, but all of my questions have been answered. Thank you.

Operator

Thank you. Our next question comes from Bryan Elliott. Please state your company name.

Bryan Elliott - Raymond James & Associates — Analyst

Raymond James. I wondered, you talked about the gift card same store sales growth. Can you give us a feel for the redemption rate? Have we seen the bulk of those redeemed, or — and if there’s a difference in the rate of redemption year on year.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

Don’t have a sense for that other than that certainly in the first part of any given year, we see higher redemptions off of those holiday sales, but that’s no different than, like I said, previous years. So we would expect some of that similarity in ‘04.

Bryan Elliott - Raymond James & Associates — Analyst

Would you — historically, are 80% or so of them redeemed within the first eight weeks, or six weeks? Can you give a feel for sort of what is the traditional and typical redemption rate you’re seeing?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

I wouldn’t be able to tell you that, Bryan. I’m not positive. Although, again, just in general, typically the first quarter or so of any given year we see higher redemptions in that part of the year versus the rest of the year. But I don’t know the specifics as far as percentages.

Bryan Elliott - Raymond James & Associates — Analyst

Okay. Fair enough. Thank you.

Operator

Thank you. And our next question comes from Peter Park. Please state your company name.

Peter Park - Park West Asset Management — Analyst

Hi. Park West Asset Management. Can you tell us if any of Paul Fleming’s Chinese restaurants opened and whether you’ve seen an impact on sales at any of your locations? Thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

We don’t believe any have opened yet.

Peter Park - Park West Asset Management — Analyst

Thanks.

Operator

Thank you. Our final question comes from Michael Novak. And please state your company name.

Michael Novak - Frontier Capital — Analyst

Frontier Capital. My first question is along the lines of the last. Could you talk a little bit about other competitive Asian concepts, particularly Yen Can what you’re seeing out of them?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Yan Can is predominantly still in the California marketplace. We haven’t seen them venture out of California to date. I’m not exactly sure how many units they’re up to. I think at last count they were up maybe five.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

[Over] five.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Yeah. Five or six. Yeah. So there’s really no new news that we have in terms of their potential development. I think if you look back 18 months or maybe two years or so, ago, I think their intention was to possibly put it into their franchise world. Again, we haven’t heard that they’ve gone ahead and done that. So at this point time, we do compete with them head to head in California, but we’re not seeing them anywhere else.

Michael Novak - Frontier Capital — Analyst

Are you getting any feedback from the real estate community on how those boxes are doing?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

No, we’re not. Again, we’re out there competing for the same kind of real estate, so we’d probably bump heads with them in terms of future development, but I haven’t personally heard anything about their existing locations.

Michael Novak - Frontier Capital — Analyst

Okay. Was there any other concepts you — Asian concepts you feel worthy of mentioning?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I think we will continue to see more competition surfacing around the Pei Wei brand than the Bistro. There are other organizations like Yan Can that are in some relatively early development. There’s a concept out of Atlanta called Mamma Foods. A couple of company stores with some projected franchise development up and down kind of the East Coast. Again, a different development strategy than what we’re taking in terms of company-owned versus franchise. Again, just a couple of locations currently up and operating and not enough penetration for us to really get a read in terms of what their future potential might be.

Michael Novak - Frontier Capital — Analyst

Thank you. My second question is relating to the partnership program accounting. If you were to adopt Outback’s method of accounting for your partner program, how would it affect your financials?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

I think, Mike, that it’s way too early to even try and guesstimate, quite honestly. Again, we’re going — we’re having discussions with the SEC on what — what our structure is like and why we account for it the way he do. So to try and guesstimate what the impact would be if we accounted for it differently is a little tough to do at this point.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hey, Mike. This is Bert. I would say that — I think that as Mr. Merit pointed out at Outback, how you account for the program doesn’t change the economics of the business, and the fact of the matter is —.

Michael Novak - Frontier Capital — Analyst

That was my second question.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Yean. And the fact of the matter is that, whatever the resolution might be, the economics of our business are not going to change due to that.

Michael Novak - Frontier Capital — Analyst

And there’s absolutely no cash impact?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

None.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

No.

Michael Novak - Frontier Capital — Analyst

Thank you very much.

Operator

At this time there are no further questions.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO

All right, thanks everyone. We’ll talk to you next quarter.

Operator

Thank you all. This concludes today’s conference. You may disconnect at this time.